EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contact at Neurocrine Biosciences
Elizabeth Foster
(858) 617-7600
NEUROCRINE BIOSCIENCES REPORTS SECOND QUARTER 2007 RESULTS
San Diego, CA, July 31, 2007 — Neurocrine Biosciences, Inc. (NASDAQ:NBIX) today announced its financial results for the quarter ended June 30, 2007. For the second quarter, the Company reported a net loss of $26.4 million, or $0.69 per share, compared with a net loss of $27.4 million, or $0.73 per share, for the same period last year. For the six months, the Company reported a net loss of $52.1 million, or $1.37 per share, as compared to $53.4 million, or $1.42 per share, for the same period last year.
Revenues for the second quarter of 2007 were $0.1 million, compared with $9.2 million for the same period last year. Revenues for the six months ended June 30, 2007 were $0.2 million, compared with $28.7 million for the same period in 2006. The decrease in revenues is primarily due to the cancellation of our collaboration agreement with Pfizer, Inc. (Pfizer). During the three and six months ended June 30, 2006 the Company recognized sponsored development funding of $263 thousand and $6.1 million, respectively, from Pfizer. License fees, milestones and sales force allowance recognized for the three and six months ended June 30, 2006 were $9.0 million and $21.6 million respectively from Pfizer.
For the second quarter of 2007, research and development expenses decreased to $18.8 million from $26.1 million for the same period in 2006. For the six months ended June 30, 2007, research and development expenses were $37.9 million, compared to $53.8 million for the same period last year. This decrease in expenses is the result of lower external development costs coupled with lower personnel related costs.
Sales, general and administrative expenses decreased to $8.8 million for the second quarter of 2007, compared with $12.4 million during the same period last year. For the six months ended June 30, 2007, sales, general and administrative expenses were $17.1 million, compared to $31.7 million for the first half of 2006. This decrease in expenses is primarily the result of our severance program in 2006.
The Company’s balance sheet on June 30, 2007 reflected total assets of $341.9 million, including cash, cash equivalents, and marketable securities, of $147.3 million as compared with balances at December 31, 2006 of $389.7 million and $182.6 million, respectively.
Indiplon:
Neurocrine resubmitted the NDA for indiplon capsules (5 mg and 10 mg) for the treatment of insomnia on June 12, 2007.

“We are pleased to announce the resubmission of the new drug application for indiplon capsules in the second quarter. We feel that we have a strong registration package and believe that indiplon’s unique profile offers an effective solution for those patients who suffer from insomnia. We are currently planning commercialization activities for indiplon capsules and have initiated activities around our indiplon Phase IIIb program,” said Gary A. Lyons, President and CEO of Neurocrine Biosciences.
Neurocrine to Present at Major Congresses in 2007-2008
This year is an important year for insomnia related medical education. Neurocrine recently presented six abstracts at the Associated Professional Sleep Societies (APSS). Furthermore, the Company has also submitted five additional abstracts to several different academic congresses including: the American Society for Clinical Pharmacology and Therapeutics (ASCPT), the International Society for Pharmacoeconomics and Outcomes Research (ISPOR), the World Federation of Sleep Research and Sleep Medicines Societies. Lastly, Neurocrine also anticipates the publication of several indiplon clinical manuscripts in key scientific journals in 2007 and 2008.
R & D Pipeline Update
Neurocrine’s clinical development group and corporate partners are advancing six programs through clinical development and will report on R & D progress throughout 2007. Neurocrine scientists continue to build up Neurocrine’s pipeline and meet the Company-wide goal of bringing one new compound into development each year.
GnRH Antagonists for endometriosis:
•	Actively enrolling patients in a 6-month Phase IIb clinical trial with NBI-56418 for the treatment of endometriosis. Enrollment of the last patient expected during the fourth quarter, 2007.

•	A tablet formulation has also been selected in anticipation of Phase III clinical trials.
CRF1 Antagonists for IBS and Anxiety/Depression:
•	GSK is enrolling patients in Phase II “proof of concept” clinical trials in two indications, irritable bowel syndrome (IBS) and social anxiety disorder (SocAD).

•	An additional lead compound is currently in Phase I multi-dose trials.
Urocortin 2 for congestive heart failure (CHF):
•	Initiation of additional Phase II trials of urocortin 2 are awaiting additional preclinical data.
Valnoctamide Stereoisomers for Neurological and Psychiatric Diseases
•	Neurocrine expects to file an IND with a stereoisomer of valnoctamide and initiate clinical development in the first half of 2008.
Selective Norepinephrine Reuptake Inhibitor (sNRI) for Neuropathic Pain
•	Neurocrine completed a Phase I clinical trial with sNRI for neuropathic pain.

GnRH Antagonists in Expanded Phase II Clinical Trials for Endometriosis
Neurocrine is continuing to enroll patients in a Phase IIb study in which 240 patients with endometriosis will be treated over a 6-month period. This multi-center, randomized, double-blind, study includes three treatment groups, with two doses of NBI-56418, 150 mg once a day and 75 mg twice daily, and an active comparator. In addition to confirming the effect of NBI-56418 on endometriosis symptoms, this study is designed primarily to assess the impact of longer term treatment on bone mineral density as measured by DXA scan at the conclusion of dosing and at 6-months and 12-months post-treatment. Enrollment is expected to be completed during the fourth quarter 2007. Topline results from the 6-month treatment period are expected to be announced in the second quarter of 2008. The study will be ongoing for DXA scans and safety. The 6-month results together with data from the other Phase II studies will be the basis for securing agreement on a registration plan with the FDA.
In preparation for additional clinical trials and the anticipated Phase III program, Neurocrine has recently completed a study assessing several formulations of NBI-56418. A tablet formulation has been selected based upon optimal manufacturing techniques and tablet characteristics.
Corticotropin Releasing Factor (CRF1) Receptor Antagonists in Two Proof of Concept Phase II Trials for Anxiety/Depression and IBS
The CRF collaboration between Neurocrine and GlaxoSmithKline (GSK) has identified multiple unique high affinity and selective antagonists for the CRF1 receptor that are currently in clinical development for anxiety-related disorders and irritable bowel syndrome (IBS). GSK recently initiated Phase II “proof of concept” clinical trials with a lead CRF1 receptor antagonist compound for two indications, social anxiety disorder (SocAD) and IBS.
The first “proof of concept” trial is a Phase II double-blind, randomized, placebo controlled, multiple dose study to evaluate the safety and efficacy of the CRF1 receptor antagonist compound in patients with SocAD. The four-arm study will include more than 200 adult subjects with Generalized Social Anxiety Disorder/Social Phobia. Efficacy, safety, tolerability and pharmacokinetics will be assessed. The clinical endpoints of the study include validated scales for assessment of anxiety disorders including the Liebowitz Social Anxiety Scale and the Social Avoidance and Distress Scale.
The second “proof of concept” trial is a Phase II double-blind, randomized, placebo controlled study to evaluate the safety and efficacy of this compound in patients with IBS. Approximately 100 patients meeting established diagnostic criteria for IBS will be entered into this cross-over design trial. Standard assessments of safety, tolerability and pharmacokinetics will be conducted. The clinical endpoints reflect change in symptom frequency and severity via validated scales for IBS.
GSK also advanced an additional lead CRF1 receptor antagonist in a Phase I multi-dose study.

Urocortin 2 for Congestive Heart Failure (CHF) Continues Preclinical Evaluation
Initial results of a Phase II study in patients with stable CHF indicate that urocortin 2 is generally well tolerated and that the predicted hemodynamic effects on systolic and diastolic blood pressure, heart rate, cardiac work and, most importantly, cardiac output occur over the entire 4-hour infusion. However, additional preclinical investigations are necessary to support exposures of up to 72 hours prior to proceeding with the planned clinical program. We believe that this preclinical data will be available in early 2008.
Valnoctamide Stereoisomers to be Developed for Neurological and Psychiatric Diseases:
Neurocrine recently announced an exclusive worldwide licensing agreement for the development and commercialization of valnoctamide stereoisomers with Yissum Research Development Company of the Hebrew University of Jerusalem, Israel. Valnoctamide and its individual stereoisomers have been shown to be active in a number of preclinical models and have the potential to treat epilepsy, bipolar disease, migraine and neuropathic pain. Neurocrine intends to initiate clinical studies after submission of an investigational new drug (IND) application in the first half of 2008.
Selective Norepinephrine Reuptake Inhibitor (sNRI) for Neuropathic Pain Under Evaluation
Neurocrine selected a new compound for development with the potential for treatment of neuropathic pain and psychiatric disorders. A Phase I clinical trial was successfully completed in July 2007 and we are currently analyzing data.
Research Programs
Neurocrine’s Research Group continues to advance novel small molecule compounds into clinical development. Neurocrine scientists are focusing on developing small molecule antagonists against G-protein coupled receptors.
A2A Receptor Antagonists
Neurocrine is currently reviewing in preclinical studies a number of adenosine A2A receptor antagonists for the treatment of Parkinson’s disease and expects to select a compound for first-in-human enabling toxicology evaluation in 2007.
GnRH
Following the success of GnRH compound NBI-56418 currently in Phase II clinical development, Neurocrine is also investigating the potential of certain GnRH antagonists in treating other hormone-dependent diseases in Men’s and Women’s Health.
Glucose Dependent Insulin Secretagogues
Neurocrine is optimizing several glucose dependent insulin secretagogues with the goal of identifying a novel oral therapy for glucose control in diabetes.
Ion Channel Blockers
Neurocrine is identifying compounds that block certain ion channels as candidates to take into preclinical development for the therapeutic indications of pain and other CNS disorders.

Conference Call and Webcast Today at 5:00 PM Eastern Time
Neurocrine will hold a live conference call and webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Participants can access the live conference call by dialing 1-800-895-0231 (US) or 785-424-1054 (International) using the conference ID: 7NBIX. The call can also be accessed via the webcast through the Company’s website at http://www.neurocrine.com
If you are unable to attend the Webcast and would like further information on this announcement please contact the Investor Relations Department at Neurocrine Biosciences at (858) 617-7600. A replay of the Conference Call will be available approximately one hour after the conclusion of the call by dialing 1-888-274-8330 (US) or 402-220-7331 (International) using the conference ID: 7NBIX. The call will be archived for two weeks.
Neurocrine Biosciences, Inc. is a biopharmaceutical company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world including insomnia, anxiety, depression, irritable bowel syndrome, endometriosis and CNS related disorders. Indiplon was licensed from DOV Pharmaceuticals in 1998. Neurocrine Biosciences, Inc. news releases are available through the Company’s website via the internet at http://www.neurocrine.com
In addition to historical facts, this press release may contain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with Neurocrine’s business and finances in general, as well as risks and uncertainties associated with the Company’s indiplon program and R & D pipeline. Specifically, the risks and uncertainties associated with the Company’s indiplon program and planned commercialization activities, including but not limited to; risk that regulatory authorities may find our resubmission of the indiplon capsule NDA incomplete or insufficient or otherwise unapprovable or that approval may be delayed; risk that following approval of indiplon capsules, commercialization may be delayed for any of a number of reasons including market conditions and product supply; risk that we will not be able to independently commercialize indiplon capsules or find a marketing partner on reasonable terms or at all; risk that the indiplon capsule labeling granted by regulatory authorities may limit the commercial success of indiplon capsules; and risk relating to market acceptance of indiplon capsules following marketing approval. In addition, the Company faces risks and uncertainties with respect to the Company’s R & D pipeline including risk that the Company’s GnRH receptor antagonist, urocortin 2, CRF1 receptor antagonist, and sNRI clinical candidates will not proceed to later stage clinical trials, risk that the Company’s valnoctamide stereoisomers, adenosine A2A receptor antagonist preclinical candidates will not advance to clinical trials; risk that the Company’s glucose dependent insulin secretagogues and ion channel blocker research programs will not identify pre-clinical candidates for further development; risk relating to the Company’s dependence on contract manufacturers for clinical drug supply; risks associated with the Company’s dependence on corporate collaborators for commercial manufacturing and marketing and sales activities; uncertainties relating to patent protection and intellectual property rights of third parties;

risks and uncertainties relating to competitive products and technological changes that may limit demand for the Company’s products; risk that the Company will be unable to raise additional funding required to complete development of all of its product candidates; and the other risks described in the Company’s report on Form 10-K for the year ended December 31, 2006. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.

NEUROCRINE BIOSCIENCES, INC.
Condensed Consolidated Statements of Operations
(in thousands, except for loss per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenues:
Sponsored research and development	$21	$277	$107	$6,155
License fees and milestones	—	727	—	6,085
Grant Revenue	27	—	45	—
Sales force allowance	—	8,240	—	16,480

Total revenues	48	9,244	152	28,720
Operating expenses:
Research and development	18,789	26,112	37,850	53,847
Sales, general and administrative	8,807	12,396	17,124	31,731

Total operating expenses	27,596	38,508	54,974	85,578

Loss from operations	(27,548)	(29,264)	(54,822)	(56,858)
Other income and (expenses):
Interest income and expense, net	1,172	1,815	2,615	3,508
Other income and (expense), net	12	—	123	—

Total other income	1,184	1,815	2,738	3,508

Net loss	$(26,364)	$(27,449)	$(52,084)	$(53,350)

Net loss per common share:
Basic and diluted	$(0.69)	$(0.73)	$(1.37)	$(1.42)

Shares used in the calculation of net loss per common share:
Basic and diluted	37,969	37,764	37,938	37,560

NEUROCRINE BIOSCIENCES, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2007	2006
	(unaudited)
Cash, cash equivalents and marketable securities	$147,297	$182,604
Other current assets	3,298	11,054

Total current assets	150,595	193,658
Property and equipment, net	86,524	91,378
Prepaid royalty	94,000	94,000
Other non-current assets	10,745	10,641

Total assets	$341,864	$389,677

Current liabilities	$18,943	$20,116
Long-term liabilities	53,872	54,845
Stockholders’ equity	269,049	314,716

Total liabilities and stockholders’ equity	$341,864	$389,677